EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, entered into this 15th day of February, 2007, by and between AXS-One Inc., a Delaware corporation (the “Company”), and Elias Typaldos (hereinafter called the “Employee”).

WITNESSETH:

WHEREAS, the Company desires that the Employee serve as the Executive Vice President, Technology of the Company and the Employee is willing to serve the Company in such capacity.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the parties hereto agree as follows:

Section 1.

Employment

As of the date hereof, the Company will employ the Employee and the Employee will perform services for the Company and its subsidiaries on the terms and conditions set forth in this Agreement and for the period specified in Section 3 hereof (“Term of Employment”).

Section 2.

Duties

The Employee, during the Term of Employment, will serve the Company as its Executive Vice President, Technology.  The Employee will have such duties and responsibilities as are assigned to him by the Chief Executive Officer of the Company commensurate with his position as Executive Vice President, Technology of the Company.  The Employee will perform his duties hereunder faithfully and to the best of his abilities and in furtherance of the business of the Company and its subsidiaries, and will devote his full business time, energy, attention and skill to the business of the Company and its subsidiaries and to the promotion of its interests, except as otherwise agreed by the Company.  The Employee warrants and represents that he is free to enter into this Agreement and is not restricted by any prior or existing agreement and the Company may rely on such representation in entering into this Agreement.

Section 3.

Term of Employment

The Employee’s employment hereunder shall be “at will” and is terminable at any time by either party, subject to the provisions of Sections 9 and 10 hereof.

Section 4.

Salary

The Employee will receive, as compensation for his duties and obligations to the Company pursuant to this Agreement, a base salary at the annual rate of Three Hundred Thousand Dollars ($300,000), payable in substantially equal installments in accordance with the

Company’s payroll practice.  It is agreed between the parties that the Company will review the base annual salary annually and in light of such review may (but will not be obligated to), in the discretion of the Compensation Committee of the Board of Directors of the Company, increase such annual base salary taking into account any change in the Employee’s responsibilities, increases in the cost of living, performance by the Employee, and other pertinent factors.

Section 5.

Bonus

During the Term of Employment, the Employee will be eligible for an annual bonus in the form of cash or Company common stock as determined at the sole discretion of the Compensation Committee of the Board of Directors.

Section 6.

Employee Benefits

(a)

During the Term of Employment, the Company shall pay the Employee a non-accountable automobile allowance of One Thousand Dollars ($1,000) per month, subject to increase in the discretion of the Compensation Committee of the Board of Directors of the Company.

(b)

Subject to any applicable probationary or similar periods, during the Term of Employment, the Employee will be entitled to participate in all employee benefit programs of the Company, as such programs may be in effect from time to time.  Subject to any applicable probationary or similar periods, during the Term of Employment, the Employee will also be entitled to participate in all retirement programs of the Company for which current employees are eligible, as such programs may be in effect from time to time (including the Company’s 401(k) plan).

Section 7.

Business Expenses

All reasonable travel and other out-of-pocket expenses incidental to the rendering of services by the Employee hereunder will be paid by the Company and if expenses are paid in the first instance by the Employee, the Company will reimburse him therefor upon presentation of proper invoices; subject in each case to compliance with the Company’s reimbursement policies and procedures.

Section 8.

Vacations and Sick Leave

The Employee will be entitled to holidays, reasonable vacation and reasonable sick leave each year, in accordance with policies of the Company, as determined by the Board of Directors, provided, however, that the Employee will be entitled to a minimum of four (4) weeks vacation per year.

Section 9.

Termination

(a)

Termination by the Company for Serious Cause.  In the event of Serious Cause (as defined below), the Company may, not later than one hundred and twenty (120) days following the later of such event or the Company becoming aware of such event, terminate the Employee’s employment and the Term of Employment upon written notice of such termination stating the Serious Cause upon which the Company relies for its termination.  The Employee’s employment and the Term of Employment will be terminated effective as of the date specified in such notice, which will in no event be earlier than the effective date of such notice as provided in Section 18.

“Serious Cause” means any of the following reasons that remains uncured (if curable) for 10 days after the Employee’s receipt of written notice thereof: (i) gross misconduct or gross neglect of duties related to the Company; (ii) the Employee’s fraud, embezzlement, or misappropriation of any property or proprietary information of the Company by Employee; (iii) the Employee’s conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude (other than as a result of a traffic violation); or (iv) a material breach by the Employee of any provision of this Agreement or any other material breach of any agreement entered into with the Company.

(b)

Termination by Employee for Good Reason.  The Employee may terminate his employment and the Term of Employment in the event of Good Reason (as defined below) upon thirty (30) days’ prior written notice of such termination stating the Good Reason upon which the Employee relies for his termination.  The Employee’s employment and the Term of Employment will be terminated effective as of the date specified in such notice, which in no event will be earlier than the effective date of such notice as provided in Section 18.

“Good Reason” means (i) a reduction in the Employee’s salary or benefits other than an across-the-board reduction affecting all members of senior management, (ii) a material reduction of the Employee’s duties and significant responsibilities hereunder (not including reasonable changes in title, responsibilities or in corporate structure), (iii) a material breach of this Agreement by the Company (which shall include any failure to make payments due hereunder), or (iv) the Company requires the Employee to change the location of the Employee’s principal office, so that Employee will be based at a location more than forty miles from the location of Employee’s principal office (i.e., the Company’s current executive offices located at 301 Route 17 North, Rutherford, New Jersey 07070).

(c)

Effect of Termination for Serious Cause or Without Good Reason.  In the event of termination of the Employee’s employment and the Term of Employment by the Company for Serious Cause or by the Employee without Good Reason, the Employee will forfeit all bonus amounts for the then current full fiscal year, and the Company will be liable to the Employee only for (i) any accrued but unpaid base salary, automobile allowance and vacation, (ii) any fully earned but unpaid bonus (subject, if applicable, to the terms of any deferred compensation arrangements), and (iii) reimbursement of business expenses incurred prior to the date of termination.

(d)

Death, Retirement, Disability.  In the event of the death, Retirement or Disability of the Employee, the Employee’s employment and Term of Employment will be terminated as of the date of such death, Retirement or Disability and the Company will pay the Employee, or the Employee’s estate or legal representative, as appropriate, (i) any accrued but unpaid base salary, automobile allowance and vacation, (ii) any fully earned but unpaid bonus (subject, if applicable, to the terms of any deferred compensation arrangements), and (iii) reimbursement of business expenses incurred prior to the date of termination.

“Disability” means the Employee’s inability, for reasons of health, to carry out the functions of his position for a total of one hundred eighty (180) days during any twelve (12) month period.  “Retirement” will mean retirement from employment upon or after attaining age sixty-five (65) or such earlier age agreed to by the Company.

(e)

Effect of Termination Without Serious Cause or With Good Reason.  If (i) the Company terminates the Term of Employment and the Employee’s employment herein without Serious Cause (including by cancellation or non-renewal of this Agreement), or (ii) the Employee terminates the Term of Employment and his employment hereunder for Good Reason, the Company will continue to pay the Employee his then-current base salary in accordance with the Company’s normal pay practices for a period of twenty-four (24) months from the date of such termination and will pay such amounts under COBRA as are required to maintain existing health insurance coverage for the shorter of eighteen (18) months or until such time as the Employee becomes eligible for similar health insurance coverage with a new employer.  In addition, the Employee will be entitled to prompt payment of (A) any accrued but unpaid salary, automobile allowance and vacation, (B) any earned but unpaid bonus (subject, if applicable, to the terms of any deferred compensation arrangements), and (C) reimbursement of business expenses incurred prior to the date of termination.

(f)

No Other Obligations; No Mitigation.  In the event of the termination of the Employee’s employment and the Term of Employment, (i) the Company will have no obligations to the Employee other than those set forth in Sections 9 and 10 herein and (ii) the Employee shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Employee under this Agreement on account of any remuneration attributable to any subsequent employment that the Employee may obtain.  Any amounts due under Sections 9 or 10 are in the nature of severance payments and are not in the nature of a penalty.  Such amounts are inclusive, and in lieu of, any amounts payable under any other salary continuation or severance arrangement of the Company and to the extent paid or provided under any other such arrangement, shall be offset from the amount due hereunder.

(g)

Release.  The Employee (or his estate) shall not be entitled to receive any severance amounts set forth in Sections 9 or 10 herein unless the Employee executes a customary form of mutual general release presented by the Company and negotiated in good faith of all claims whether known or unknown that the Employee may then have against the Company and its affiliates.

(h)

Compliance.  The parties acknowledge that the timing of payments provided in Sections 9 and 10 herein may be amended to comply with the terms of Section 409A of the Internal Revenue Code, as amended.

Section 10.

Change of Control

(a)

Effect of Termination.  If (i) the employment of the Employee is terminated by the Company (or successor thereto) without Serious Cause or (ii) the Employee terminates employment with the Company (or successor thereto) for Good Reason, within the period commencing on the date that a Change of Control is formally proposed to the Company’s Board of Directors and ending on the second anniversary of the date on which such Change of Control occurs, then the Employee will receive the salary amount to which he would have been entitled under Section 9(e) hereof and the Company will pay such amounts under COBRA as are required to maintain existing health insurance coverage for the shorter of eighteen (18) months or until such time as the Employee becomes eligible for similar health insurance coverage with a new employer.  In addition, the Employee will be entitled to prompt payment of (A) any accrued but unpaid salary, automobile allowance and vacation, (B) any earned but unpaid bonus (subject, if applicable, to the terms of any deferred compensation arrangements) and (C) reimbursement of business expenses incurred prior to the date of termination.  Payment of amounts described in this Section 10(a) (other than amounts with respect to COBRA) shall be made in a lump sum within three (3) business days of the date of termination.

If any portion of the payments which the Employee has the right to receive from the Company, or any affiliated entity or successor, hereunder would constitute “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such excess parachute payments shall be reduced to the largest amount that will result in no portion of such excess parachute payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

The Employee will not be entitled to any benefits or other entitlements under this section unless a Change of Control actually occurs.  Any amounts payable pursuant to this Section 10 shall not duplicate amounts payable under Section 9 and vice versa.

(b)

Change of Control.  A “Change of Control” of the Company will be deemed to have occurred: (i) upon any person or group (within the meaning of applicable securities laws) acquiring or having beneficial ownership of more than 50% of the voting power (including voting power exercisable on a contingent or deferred basis as well as immediately exercisable voting power) of the Company (excluding only any person or group having greater than 30% beneficial ownership as of the date of this Agreement), whether as a result of a tender offer or otherwise; or (ii) upon the consummation of a merger or consolidation in which the Company is a constituent corporation and in which the Company’s stockholders immediately prior thereto will beneficially own, immediately thereafter, securities of the Company or any surviving or new corporation resulting therefrom having less than a majority of the voting power of the Company or any such surviving or new corporation; or (iii) upon the consummation of a sale, lease, exchange or other transfer or disposition by the Company of all or substantially all of its assets to any person or group or related persons.

Section 11.

Agreement Not to Compete or Solicit

(a)

Covenant Not to Compete.  The Employee hereby covenants and agrees that at no time during the Term of Employment nor for a period of twenty-four (24) months immediately following the termination of the Employee’s employment will he for himself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), provide consulting or other services to, be employed by, or own, manage, operate or control any entity engaged in the archival data management software business similar to the business engaged in by the Company or its subsidiaries at the time of such termination of employment.  Notwithstanding the preceding sentence, the Employee will not be prohibited from owning less than one percent (1%) of any publicly traded corporation, whether or not such corporation is in competition with the Company.

(b)

Non-Solicitation.  The Employee hereby covenants and agrees that, at all times during the Term of Employment and for a period of twenty-four (24) months immediately following the termination thereof, the Employee will not directly or indirectly (through an entity controlling, controlled by, or under common control with the Employee) employ or seek to employ any person or entity employed at that time by the Company or any of its subsidiaries, or otherwise encourage or entice such person or entity to leave such employment.

(c)

Company Breach.  Should the Company materially breach its payment obligations to the Employee under this Agreement, the Employee’s obligations under this Section 11 shall thereupon terminate.  The foregoing remedy available to the Employee will not be deemed to limit or prevent the exercise by the Employee of any or all further rights and remedies which may be available to the Employee hereunder or at law or in equity.

Section 12.

Confidential Information

The Employee agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the Company or any affiliate of the Company, including, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company and any affiliate of the Company learned by him from the Company or any such affiliate or otherwise before or after the date of this Agreement, and not to disclose any such confidential matter to anyone outside the Company, or any of its affiliates, whether during or after his period of service with the Company, except as may be required in the course of a legal or governmental proceeding.  Upon request by the Company, the Employee agrees to deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all Company or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company’s or any affiliate’s business and all property of the Company or any affiliate associated therewith, which he may then possess or have under his control.

Section 13.

Remedy

(a)

Should the Employee engage in or perform, either directly or indirectly, any of the acts prohibited by Sections 11 or 12 hereof, it is agreed that any and all severance payments and related benefits hereunder shall immediately terminate and the Company will also be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining the Employee and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedies available to the Company will not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.

(b)

The Employee acknowledges and agrees that the covenants contained in this Agreement are fair and reasonable in light of the consideration paid hereunder, and the invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement will not affect the other provisions or parts hereof.  If any provision hereof is determined to be invalid or unenforceable and if any such provision will be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, will be reduced to a duration or geographical scope solely to the extent necessary to cure such invalidity.

Section 14.

Successors and Assigns

This Agreement will be binding upon and inure to the benefit of the Employee, his heirs, executors, administrators and beneficiaries, and the Company and its successors and assigns.

Section 15.

Governing Law

This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without reference to rules relating to conflicts of law.

Section 16.

Entire Agreement

This Agreement constitutes the full and complete understanding and agreement of the parties and supersedes all prior understandings and agreements as to employment of the Employee, including but not limited to the former Employment Agreement dated November 1991, as amended, and the temporary salary adjustment letter dated December 14, 2006.  This Agreement cannot be amended, changed, modified or terminated without the written consent of the parties hereto.

Section 17.

Waiver of Breach

The waiver of either party of a breach of any term of this Agreement will not operate nor be construed as a waiver of any subsequent breach thereof.

Section 18.

Notices

Any notice, report, request or other communication given under this Agreement will be written and will be effective upon delivery when delivered personally, by overnight courier or by fax.  Unless otherwise notified by any of the parties, notices will be sent to the parties as follows: (i) if to the Employee, at the address set forth in the Company’s records, and (ii) if to the Company, to AXS-One Inc., 301 Route 17 North, Rutherford, NJ 07070, Attention: Chief Executive Officer.

Section 19.

Severability

If any one or more of the provisions contained in this Agreement will be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

Section 20.

Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.  Delivery of signatures by facsimile or electronic image shall be valid for all purposes hereunder.

Section 21.

Temporary Salary Adjustment

This Agreement is subject to the temporary salary adjustment rider attached hereto as Exhibit A, and notwithstanding any other provision contained in this Agreement, the implementation of the provisions of such salary adjustment rider shall not be deemed Good Reason or a breach of this Agreement in any respect.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

The Company:

AXS-ONE INC.

By: /s/ William P. Lyons___________________

Name: William P. Lyons

Title: Chief Executive Officer

Employee:

/s/ Elias Typaldos_________________________

Elias Typaldos

Exhibit A

Temporary Salary Adjustment Rider

Employee agrees to a reduction in his annual base salary for the calendar year 2007 from $300,000 to $250,000. Salary payments will continue to be made on the 15th and last day of each month in accordance with the Company’s ordinary payroll practices. Effective January 1, 2008, assuming the Employee remains in the Company’s employ, the Employee’s annual salary will revert to the annual rate of $300,000, unless mutually agreed otherwise.

Additionally, in the event there is a Change of Control during calendar year 2007, the Employee’s annual base salary will thereupon revert to the current rate of $300,000.  Should the Employee’s employment relationship with the Company terminate during calendar year 2007 under circumstances whereby the Employee would be entitled to payments set forth in Sections 9 or 10 of the Agreement, such payments will be calculated at the Employee’s annual salary rate of $300,000.